UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 4, 2008

Safeguard Scientifics, Inc.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
435 Devon Park Drive, Building 800, Wayne, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	610-293-0600

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 4, 2008, we received an official notice from the New York Stock Exchange (“NYSE”) regarding our non-compliance with the NYSE’s continued listing standards.  We received this notice because the average closing price of our stock was less than $1.00 for the 30-trading-day period ended November 3, 2008.  Rule 802.01C of the NYSE’s Listed Company Manual requires that a listed company’s common stock trade at a minimum average closing share price of $1.00 over a consecutive 30-trading-day period. We have a period of six months to increase our stock price above $1.00 and cure our non-compliance.  At our 2008 Annual Meeting of Shareholders, our shareholders approved a reverse split of our stock (within a range of split ratios) to be effected in the discretion of our Board of Directors.  It is our intention to utilize a reverse split to cure our non-compliance if our stock price continues to trade below $1.00.  The specific timing and ratio of any such reverse split will be determined based on a variety of considerations including, but not limited to, overall capital market conditions, our prevailing stock price, and the effect of any such reverse split on our public float. Our non-compliance does not affect our status with the Securities and Exchange Commission or any of our material agreements.

The Company has notified the NYSE that it intends to cure the deficiency utilizing a reverse split should its stock continue to trade below $1.00.  If the Company were to fail to cure the non-compliance, it would be subject to suspension and delisting procedures.  Under the NYSE rules, the Company’s common stock will continue to be listed on the NYSE during the cure period, subject to the Company’s compliance with other NYSE continued listing requirements.

On November 7, 2008, the Company issued a press release regarding the matter described above.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01.     Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Press release dated November 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated:	November 7, 2008	By:	BRIAN J. SISKO
Brian J. Sisko
Senior Vice President and General Counsel